UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 8, 2022

Wyndham Hotels & Resorts, Inc.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	001-38432 (Commission File Number)	82-3356232 (IRS Employer Identification No.)

22 Sylvan Way Parsippany, New Jersey (Address of principal executive offices)	07054 (Zip Code)

Registrant’s telephone number, including area code (973) 753-6000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	WH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

On April 8, 2022 (the “Closing Date”), Wyndham Hotels & Resorts, Inc. entered into a Third Amendment to the Credit Agreement dated May 30, 2018 (the “Amendment”), with Bank of America, N.A., as administrative agent, the several lenders from time to time party thereto, and the other parties thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which, prior to giving effect to the Amendment, provides for senior secured credit facilities in an aggregate principal amount of $2.35 billion, consisting of (i) a term loan B facility in an aggregate principal amount of $1.6 billion maturing in May 2025 and (ii) a revolving credit facility in an aggregate principal amount of $750 million maturing in May 2023.

The Amendment extends the maturity of the existing $750 million revolving credit facility to April 2027. The rate benchmark applicable to the revolving credit facility has changed from LIBOR to Term SOFR. The interest rate margins applicable to the revolving credit facility and the term loan B facility are unchanged. The Amendment also provides for a new senior secured term loan A facility (the “Term Loan A Facility”) in an aggregate principal amount of $400 million maturing in April 2027, the proceeds of which will be used to repay a portion of the existing term loan B facility. The interest rate per annum applicable to the Term Loan A Facility is equal to Term SOFR plus the same interest rate margin applicable to the revolving credit facility. The Term SOFR with respect to the Term Loan A Facility and the revolving credit facility is subject to a “floor” of 0.00%.

With this amendment, the Company has extended both the maturity of its revolving credit facility by four years and the maturity of $400 million of term loan debt by two years, at no incremental interest cost.

The Term Loan A Facility will be subject to the same prepayment provisions and covenants applicable to the existing term loan B facility, subject to customary exceptions and limitations, and will be subject to quarterly amortization of principal as follows: (i) 0.0% per annum of the initial aggregate principal amount of the Term Loan A Facility during the first year following the Closing Date, (ii) 5.0% per annum of the initial aggregate principal amount of the Term Loan A Facility payable in equal quarterly installments during the second and third years following the Closing Date and (ii) 7.5% per annum of the initial aggregate principal amount of the Term Loan A Facility payable in equal quarterly installments during the fourth and fifth years following the Closing Date, with final payments of all amounts outstanding, plus accrued interest, being due on the maturity date (e.g. in April 2027).

The foregoing summary description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished with this report:

Exhibit No.	Description
Exhibit 10.1	Third Amendment, dated as of April 8, 2022, to the Credit Agreement, dated as of May 30, 2018, as amended by the First Amendment, dated as of April 30, 2020, and the Second Amendment, dated as of August 10, 2020, with Bank of America, N.A., as administrative agent, the several lenders from time to time party thereto, and the other parties thereto.
Exhibit 104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNDHAM HOTELS & RESORTS, INC.
Date: April 8, 2022	By:	/s/ Paul F. Cash
Paul F. Cash General Counsel, Chief Compliance Officer and Corporate Secretary

WYNDHAM HOTELS & RESORTS, INC.
CURRENT REPORT ON FORM 8-K
Report Dated April 8, 2022
EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1	Third Amendment, dated as of April 8, 2022, to the Credit Agreement, dated as of May 30, 2018, as amended by the First Amendment, dated as of April 30, 2020, and the Second Amendment, dated as of August 10, 2020, with Bank of America, N.A., as administrative agent, the several lenders from time to time party thereto, and the other parties thereto.
Exhibit 104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.